Exhibit 99.2

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2009	December 31, 2008
Assets
Current Assets
Cash and cash equivalents	$7,021	$4,701
Short-term investments	2,130	—
Total Cash, Cash Equivalents and Short-Term Investments	9,151	4,701

Marketable securities	62	278
Trade accounts receivable, less allowances of $55 and $51, respectively	3,758	3,090
Inventories	2,354	2,187
Prepaid expenses and other assets	2,226	1,920
Total Current Assets	17,551	12,176

Equity Method Investments	6,217	5,316
Other Investments, Principally Bottling Companies	538	463
Other Assets	1,976	1,733
Property, Plant and Equipment - net	9,561	8,326
Trademarks With Indefinite Lives	6,183	6,059
Goodwill	4,224	4,029
Other Intangible Assets	2,421	2,417

Total Assets	$48,671	$40,519

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$6,657	$6,205
Loans and notes payable	6,749	6,066
Current maturities of long-term debt	51	465
Accrued income taxes	264	252
Total Current Liabilities	13,721	12,988

Long-Term Debt	5,059	2,781
Other Liabilities	2,965	3,011
Deferred Income Taxes	1,580	877

The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,519 shares, respectively	880	880
Capital surplus	8,537	7,966
Reinvested earnings	41,537	38,513
Accumulated other comprehensive income (loss)	(757)	(2,674)
Treasury stock, at cost - 1,217 and 1,207 shares, respectively	(25,398)	(24,213)
Equity Attributable to Shareowners of The Coca-Cola Company	24,799	20,472
Equity Attributable to Noncontrolling Interests	547	390
Total Equity	25,346	20,862

Total Liabilities and Equity	$48,671	$40,519

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2009	December 31, 2008
Operating Activities
Consolidated net income	$6,906	$5,874
Depreciation and amortization	1,236	1,228
Stock-based compensation expense	241	266
Deferred income taxes	353	(360)
Equity income or loss, net of dividends	(359)	1,128
Foreign currency adjustments	61	(42)
Gains on sales of assets, including bottling interests	(43)	(130)
Other operating charges	134	209
Other items	221	153
Net change in operating assets and liabilities	(564)	(755)
Net cash provided by operating activities	8,186	7,571

Investing Activities
Acquisitions and investments, principally beverage and bottling companies and trademarks	(300)	(759)
Purchases of other investments	(2,152)	(240)
Proceeds from disposals of bottling companies and other investments	240	479
Purchases of property, plant and equipment	(1,993)	(1,968)
Proceeds from disposals of property, plant and equipment	104	129
Other investing activities	(48)	(4)
Net cash used in investing activities	(4,149)	(2,363)

Financing Activities
Issuances of debt	14,689	4,337
Payments of debt	(12,326)	(4,308)
Issuances of stock	662	586
Purchases of stock for treasury	(1,518)	(1,079)
Dividends	(3,800)	(3,521)
Net cash used in financing activities	(2,293)	(3,985)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	576	(615)

Cash and Cash Equivalents
Net increase during the year	2,320	608
Balance at beginning of year	4,701	4,093
Balance at end of year	$7,021	$4,701